REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of CCA Investments Trust

and the Shareholder of CCA Aggressive Return Fund and CCA Core Return Fund

We have audited the accompanying statements of assets and liabilities and the related statements of operations of CCA Aggressive Return Fund and CCA Core Return Fund (“the Funds”), as of December 10, 2012. These financial statements are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).   Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position and results of operations of the Funds as of December 10, 2012, in conformity with accounting principles generally accepted in the United States of America.

        BBD, LLP

Philadelphia, Pennsylvania

December 13, 2012